Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of November 30, 2006
among
NOBLE ENERGY, INC.,
as the Borrower,
JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent for the Lenders,
WACHOVIA BANK, NATIONAL ASSOCIATION
and
THE ROYAL BANK OF SCOTLAND PLC,
as the Co-Syndication Agents for the Lenders,
DEUTSCHE BANK SECURITIES INC.,
CITIBANK, N.A.
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as the Co-Documentation Agents for the Lenders,
and
CERTAIN COMMERCIAL LENDING INSTITUTIONS,
as the Lenders

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Bookrunner

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 30, 2006 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among NOBLE ENERGY, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (JPMCB in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, as co-syndication agents (in such capacity, together with any successor(s) thereto in such capacity, individually, a “Co-Syndication Agent” and, collectively, the “Co-Syndication Agents”), DEUTSCHE BANK SECURITIES INC., CITIBANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as co-documentation agents (in such capacity, together with any successor(s) thereto in such capacity, individually, a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”), and certain commercial lending institutions as are or may become parties hereto (collectively, the “Lenders”).
W I T N E S S E T H:
     WHEREAS, the Borrower, various financial institutions (the “Existing Lenders”), JPMCB, in its capacity as Issuing Bank, and JPMCB, in its capacity as Administrative Agent, heretofore entered into that certain Credit Agreement, dated as of December 9, 2005 (such agreement, the “Existing Credit Agreement”) pursuant to which the Existing Lenders agreed to make loans (therein referred to as the “Existing Loans”) to the Borrower and the Issuing Bank agreed to issue letters of credit for the Borrower; and
     WHEREAS, the Borrower would like to obtain commitments from the Lenders pursuant to which loans in a maximum aggregate principal amount at any one time outstanding not to exceed the amounts herein provided will be made to the Borrower from time to time during the Availability Period; and
     WHEREAS, the Lenders are willing, on the terms and subject to the conditions herein set forth (including Article V), to extend such Commitments and make such Loans to the Borrower; and
     WHEREAS, the Issuing Bank is willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to issue Letters of Credit on behalf of the Borrower; and
     WHEREAS, the Swingline Lender is willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such commitments and to make such Swingline Loans to the Borrower; and
     WHEREAS, the proceeds of such Loans and the Letters of Credit will be used for general corporate purposes of the Borrower; and
     WHEREAS, certain financial institutions not previously a party to the Existing Credit Agreement intend to become party to the Agreement as more fully described in the next succeeding paragraph; and

     WHEREAS, the Borrower has requested that the Existing Lenders, and the Existing Lenders have agreed to, restructure, rearrange, renew, extend and refinance all indebtedness evidenced by and outstanding under the Existing Credit Agreement as of the Effective Date (the “Prior Indebtedness”) into obligations and commitments under the Agreement; and
     WHEREAS, as part of the restructuring and rearranging of the Prior Indebtedness, the Existing Lenders shall modify their respective commitments under the Existing Credit Agreement such that on the Effective Date each Existing Lender shall be obligated hereunder, subject to the terms hereof, to the Commitment set forth opposite such Lender’s name on Schedule II; and
     WHEREAS, any loans outstanding under the Existing Credit Agreement on the Effective Date shall be deemed continued as Loans under this Agreement and any letters of credit outstanding under the Existing Credit Agreement on the Effective Date shall be deemed continued as Letters of Credit under this Agreement; and
     WHEREAS, the Borrower, the Lenders, the Issuing Bank, the Swingline Lender and the Agent intend to amend and restate the Existing Credit Agreement in its entirety as set forth in the Agreement; and
     WHEREAS, the parties hereto intend that on the Effective Date hereof pursuant to Article V, (1) the commitments and loans under the Existing Credit Agreement shall become Commitments and Loans, respectively, under the Agreement, (2) interest accrued on the loans and commitment fees accrued under the Existing Credit Agreement through the Effective Date hereof shall be deemed due and payable hereunder, and (3) the Lenders hereunder shall be deemed to have purchased participations in the outstanding Letters of Credit, pro rata according to their respective Percentages.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agents” means the Administrative Agent, the Co-Syndication Agents, and the Co-Documentation Agents, together with any successors in any such capacities.
     “Agreement” means, on any date, this Amended and Restated Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
     “Applicable Facility Fee Rate” means the number of basis points per annum (based on a year of 360 days) set forth below based on the Applicable Rating Level on such date:

Applicable Rating Level	Applicable Facility Fee Rate
Level I	5.0
Level II	7.0
Level III	9.0
Level IV	11.0
Level V	15.0
Changes in the Applicable Facility Fee Rate will occur automatically without prior notice. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Applicable Facility Fee Rate.
     “Applicable Margin” means on any date and with respect to each Eurodollar Loan or Swingline Loan, as applicable, the number of basis points per annum set forth below based on the Applicable Rating Level on such date:

Applicable Rating	Utilization less than	Utilization greater
Level	or equal to 65%	than 65%
Level I	20.0	25.0
Level II	23.0	28.0
Level III	31.0	36.0
Level IV	44.0	54.0
Level V	60.0	70.0

Changes in the Applicable Margin will occur automatically without prior notice. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Applicable Margin.
     “Applicable Rating Level” means (i) at any time that Moody’s and S&P have the equivalent rating or split ratings of not more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the heading “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is the higher of the two if split ratings or opposite the ratings under the headings “Moody’s” and “S&P” if equivalent, and (ii) at any time that Moody’s and S&P have split ratings of more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is one rating lower than the higher of the two split ratings.

Applicable Rating Level	Moody’s	S&P
Level I	≥A3	≥A	-
Level II	Baa1	BBB	+
Level III	Baa2	BBB
Level IV	Baa3	BBB	-
Level V	≤Ba1	≤BB	+
For example, if the Moody’s rating is Baa1 and the S&P rating is BBB, Level II shall apply.
     For purposes of the foregoing, (i) “≥” means a rating equal to or more favorable than; “≤” means a rating equal to or less favorable than; “>” means a rating greater than; “<” means a rating less than; (ii) if a rating for the Borrower’s senior unsecured long-term debt is not available from one of the Rating Agencies, the Applicable Rating Level will be based on the rating of the other Rating Agency; (iii) if ratings for the Borrower’s senior unsecured long-term debt is available from neither S&P nor Moody’s, Level V shall be deemed applicable; (iv) if determinative ratings shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that a change in Applicable Rating Level would result, such change shall effect a change in Applicable Rating Level as of the day on which it is first announced by the applicable Rating Agency, and any change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; (v) if the rating system of any of the Rating Agencies shall change prior to the date all obligations hereunder have been paid and the Commitments canceled, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Applicable Rating Level is otherwise determinable based upon the foregoing, Level V shall apply; and (vi) in the event that either S&P or Moody’s is no longer in the business of providing ratings, Fitch shall be substituted for such entity for the purposes of this definition.

     “Approved Fund” is defined in Section 10.10.1.
     “Arranger” means J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner.
     “ASK Rate” means, on any date and with respect to ASK Rate Loans, a fluctuating rate of interest per annum equal to the “ASK” rate for Federal Funds appearing on Page 5 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day) at the time reviewed by the Administrative Agent. In the event such rate is not available at such time for any reason, then such rate will be the rate agreed to between the Administrative Agent and the Borrower. The Borrower understands and agrees that the rate quoted from Page 5 of the Telerate Service is a real-time rate that changes from time to time but that the Administrative Agent will set the ASK Rate no more than once per Business Day. The rate quoted by the Administrative Agent and used for the purpose of setting the interest rate for a Swingline Loan until the next Business Day will be the rate on the screen of the Administrative Agent at the time of setting the rate and will not be an average or composite of rates for that day. Changes in the rate of interest on that portion of any Loans maintained as ASK Rate Loans will take effect simultaneously with each such setting of the ASK Rate.
     “Assignee Lender” is defined in Section 10.10.1.
     “Authorized Officer” means, relative to the Borrower, the President, any Senior Vice President, the Treasurer or the Secretary of the Borrower, or any other officer of the Borrower specified as such to the Administrative Agent in writing by any of the aforementioned officers of the Borrower.
     “Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
     “Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently announced by JPMCB at its Domestic Office as its base rate for Dollar loans; and (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2%. The Base Rate is not necessarily intended to be the lowest rate of interest determined by JPMCB in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Base Rate.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.
     “Borrower” is defined in the preamble, and includes its permitted successors and assigns.

     “Borrowing” means any extension of credit (as opposed to any continuation or conversion thereof) made by the Lenders by way of Loans.
     “Borrowing Date” means a date on which a Borrowing is made hereunder.
     “Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.5 hereto.
     “Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas; and (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Borrowing, any day on which dealings in Dollars are carried on in the London and New York Eurodollar interbank market.
     “Capitalization” means the sum, at any time outstanding and without duplication, of (i) Debt plus (ii) Stockholders’ Equity.
     “Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.
     “CI Lender” is defined in Section 2.9(a).
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Co-Documentation Agent” and “Co-Documentation Agents” are defined in the preamble.
     “Commitment” means, as to any Lender, the obligation, if any, of such Lender to make Loans pursuant to Section 2.1.1 of this Agreement, to acquire participations in Letters of Credit pursuant to Section 2.11 of this Agreement, and to acquire participations in Swingline Loans pursuant to Section 2.1.2 of this Agreement, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder up to but not exceeding the amount, if any, set forth opposite such Lender’s name on Schedule II, as the same may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Sections 2.3 and 2.9.

     “Commitment Amount” means, on any date, $2,100,000,000, as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Sections 2.3 and 2.9.
     “Commitment Increase” is defined in Section 2.9(a).
     “Commitment Increase Effective Date” is defined in Section 2.9(b).
     “Consenting Lenders” is defined in Section 2.10(b).
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.6 hereto.
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Co-Syndication Agent” and “Co-Syndication Agents” are defined in the preamble.
     “Debt” means the consolidated Indebtedness of the Borrower and its Subsidiaries.
     “Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Margin” means two percent (2%).
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Domestic Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.
     “Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).
     “Environmental Law” means any federal, state, or local statute, or rule or regulation promulgated thereunder, any judicial or administrative order or judgment to which the Borrower or any Subsidiary is party or which are applicable to the Borrower or any Subsidiary (whether or not by consent), and any provision or condition of any governmental permit, license or other operating authorization, relating to protection of the environment, persons or the public welfare from actual or potential exposure for the effects of exposure to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of, any chemical, raw material, pollutant, contaminant or toxic, corrosive, hazardous, or non-hazardous substance or waste, including petroleum.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “Eurodollar Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Eurodollar Loans made by all or some of the Lenders to the Borrower, at the same time, at the same interest rate and for the same Interest Period.
     “Eurodollar Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Eurodollar Rate.
     “Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Loans of such Lender hereunder.
     “Eurodollar Rate” means, relative to any Interest Period for Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of the relevant Interest Period by reference to the British Bankers’ Association LIBOR Rates for deposits in Dollars (as set forth on Page 3750 of the Telerate Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period most closely approximating such Interest Period (and in an amount equal to the amount of the relevant Eurodollar Loans); provided that in the event the applicable Interest Period is not equal to a period of one, two, three, six, nine, or twelve months, the Eurodollar Rate will be determined based on an Interest Period equal to the next longer period of one, two, three, six, nine, or twelve months; and provided further that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars (in an amount equal to the amount of the relevant Eurodollar Loans) are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.
     “Event of Default” is defined in Section 8.1.

     “Existing Credit Agreement” is defined in the first recital.
     “Existing Lenders” is defined in the first recital.
     “Existing Loans” is defined in the first recital.
     “Extension Confirmation Date” is defined in Section 2.10(b).
     “Extension Effective Date” is defined in Section 2.10(b).
     “Extension Request” is defined in Section 2.10(a).
     “Facility” is defined in Section 2.1.
     “FAS 133” means the statement of financial accounting standard number 133 entitled “Accounting for Derivative Instruments and Hedging Activities” issued by the Financial Accounting Standards Board in June of 1998, as amended from time to time.
     “Federal Funds Rate” means, for any day, the average rate quoted to the Administrative Agent at approximately 11:00 a.m. (Central time) on such day (or, if such day is not a Business Day, on the next preceding Business Day) for overnight Federal Funds transactions arranged by New York Federal Funds brokers selected by the Administrative Agent.
     “Fee Letter” is defined in Section 3.3.2.
     “Fiscal Quarter” means any quarter of a Fiscal Year.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.
     “Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Funded Indebtedness” of any Person means Indebtedness of such Person referred to in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness” in Section 1.1.
     “GAAP” is defined in Section 1.4.
     “Guaranteed Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s Guaranteed Liability shall be the lesser of (i) the limitation on such Person’s liability, if any, set forth in such agreement, undertaking or arrangement or (ii) the outstanding principal amount of the Indebtedness guaranteed thereby. Guaranteed Liabilities shall exclude any act or agreement in connection with any financing of a project owned by any Person that either (A) guarantees performance of the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or a portion of the project that is financed, except during any period, and then only to the extent, that such act or agreement is a guarantee of payment of such financing or (B) the obligation to pay or perform under which is contingent upon the occurrence of an event or condition which has not occurred, other than notice, the passage of time or such financing or any part thereof becoming due; provided, however, to the extent that any partial payment is required to be made under any such act or agreement providing for a contingent payment obligation as described in clause (B) above, “Guaranteed Liability” shall be deemed to include an amount equal to four (4) times such amount required to be paid during the Fiscal Quarter most recently ended, up to the full amount of the Guaranteed Liability as specified in the immediately preceding sentence.
     “Hazardous Material” means: (i) any “hazardous substance”, as defined by CERCLA; (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum, crude oil or any fraction thereof; (iv) any hazardous, dangerous or toxic chemical, material, waste or substance within the meaning of any Environmental Law; (v) any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. § 2011 et. seq., and any amendments or reauthorizations thereof; (vi) asbestos-containing materials in any form or condition; or (vii) polychlorinated biphenyls in any form or condition.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under derivative contracts, including interest rate or commodity swap agreements, interest rate or commodity cap agreements and interest rate or commodity collar agreements, and all similar agreements or arrangements.
     “Herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
     “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.3.
     “Including” means including without limiting the generality of any description preceding such term.

     “Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations relative to banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all obligations of such Person to pay the deferred purchase price of property or services (except accounts payable arising in the ordinary course of business), (e) Indebtedness of another Person of the type described in clauses (a), (b), (c) or (d) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (such Indebtedness being the lesser of (i) the value of such property on the books of such Person or (ii) the outstanding principal amount of such Indebtedness); and (f) all Guaranteed Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer except to the extent that such Indebtedness by its terms is expressly non-recourse to such general partner or joint venturer.
     “Indemnified Liabilities” is defined in Section 10.4.
     “Indemnified Parties” is defined in Section 10.4.
     “Information” is defined in Section 10.12.
     “Interest Period” means, with respect to Eurodollar Borrowings, the period beginning on (and including) the date on which such Eurodollar Borrowing is made or continued as, or converted into, a Eurodollar Borrowing pursuant to Section 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), or such other time period acceptable to each Lender, in each case, as the Borrower may select in its relevant notice pursuant to Section 2.5, provided, however, that (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to Eurodollar Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (c) no Interest Period may end later than the Maturity Date.
     “Issuing Bank” means (a) JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.11(i), as well as (b) any other Lender that, at the request of the Borrower, agrees, in such Lender’s discretion, to become an Issuing Bank for purposes of issuing Letters of Credit pursuant to Section 2.11; provided that JPMorgan Chase Bank, N.A. shall at no time be requested or otherwise required to issue Letters of Credit with an aggregate LC Exposure in excess of $300,000,000. An Issuing Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), arrange for one or more

Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.”
     “JPMCB” is defined in the preamble, and includes its successors and assigns.
     “Law” means any law (including, without limitation, any zoning law or ordinance or any Environmental Law), statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement or decision of and agreement with or by any government or governmental department, commission, board, court, authority, agency, official or officer, domestic or foreign.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit 10.10 hereto.
     “Lender Certificate” is defined in Section 2.9.
     “Lenders” means the financial institutions listed on the signature pages hereto and their respective successors and assigns in accordance with Section 10.10 (including any commercial lending institution becoming a party hereto pursuant to a Lender Assignment Agreement) or otherwise by operation of law. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement or letter of credit listed on Schedule III hereto.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or the performance of an obligation.
     “Loans” means the loan made by the Lenders to the Borrower pursuant to this Agreement, including, without limitation, Revolving Loans and Swingline Loans.

     “Loan Advances” means the Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.
     “Loan Documents” means this Agreement, each Borrowing Request, each Borrowing Notice, the Fee Letter, any note, any Letter of Credit or related document, together in each case with all exhibits, schedules and attachments thereto, and all other agreements and instruments from time to time executed and delivered by the Borrower or any of its Subsidiaries pursuant to or in connection with any of the foregoing.
     “Margin Stock” means “margin stock” within the meaning of Regulation U.
     “Material Adverse Effect” means a material adverse effect on (i) the business, property, financial condition or results of operations of the Borrower and its consolidated Subsidiaries (taken as a whole) or (ii) the ability of the Borrower to perform its payment obligations under any of the Loan Documents.
     “Maturity Date” shall mean the earlier of:
     (a) December 9, 2011, and for any Lender agreeing to extend its Maturity Date pursuant to Section 2.10, the date on December 9th, in each year thereafter pursuant to which the Maturity Date of such Lender has been extended; and
     (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to the terms of Section 2.3;
     (c) the date on which the Commitments are terminated in full and reduced to zero pursuant to the terms of Article VIII; and
     (d) the date on which the Obligations have become due and payable in full pursuant to the terms of Article VIII.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.
     “New Funds Amount” is defined in Section 2.9(d).
     “Non-Consenting Lender” is defined in Section 2.10(a).
     “Notice of Commitment Increase” is defined in Section 2.9(b).
     “Obligations” means all obligations (monetary or otherwise) of the Borrower, including any Revolving Credit Exposure, arising under or in connection with this Agreement and each other Loan Document.
     “Organic Document” means, relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

     “Participant” is defined in Section 10.10.
     “Payment Date” is defined in Section 3.2.3.
     “Payment Office” means the principal office of the Administrative Agent, presently located at JPMorgan Chase Bank, N.A., Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention: Rose Salvacion.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Percentage” means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lenders and delivered pursuant to Section 10.10, or any decreases in Commitments made in accordance with this Agreement, or as such percentage may be adjusted from time to time pursuant to Section 2.9. If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments or other adjustments.
     “Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means any Pension Plan or Welfare Plan.
     “Prior Indebtedness” is defined in the eighth recital.
     “Quarterly Payment Date” means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.
     “Rating Agency” means either of S&P or Moody’s.
     “Reducing Percentage Lender” is defined in Section 2.9(d).
     “Reduction Amount” is defined in Section 2.9(d).
     “Regulation U” means any of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) from time to time in effect and shall include any successor or other regulations or official interpretations of the Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System or any successor Person.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Required Lenders” means Lenders in the aggregate holding greater than 50% of the aggregate amount of the Revolving Credit Exposures of all Lenders and, if there is no Revolving Credit Exposure, Lenders having greater than 50% of the then Total Commitment.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.
     “Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Revolving Loans” shall mean the loans provided for in Section 2.1.1 hereof.
     “S&P” means Standard & Poor’s Ratings Group and any successor thereto that is a nationally-recognized rating agency.
     “Stockholders’ Equity” means, as of the time of any determination thereof is to be made, (a) shareholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP, plus (b) the absolute cumulative amount by which such shareholders’ equity shall have been reduced by reason of non-cash write downs of oil and gas assets from time to time after the Effective Date and (c) either plus the absolute amount by which such shareholders’ equity shall have been reduced by reason of any non-cash accumulated comprehensive loss or minus the absolute amount by which such shareholders’ equity shall have been increased by reason of any non-cash accumulated comprehensive gain, in either case from changes in fair value of hedges, net of tax, resulting from the requirements of FAS 133.
     “Subsidiary” means any subsidiary of the Borrower.
     “subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other business entity of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation, limited liability company or other business entity (irrespective of whether at the time equity interests of any other class or classes of such corporation, limited liability company or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person and (b) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person holds more than 50% of the outstanding general partner interests.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean the loans provided for in Section 2.1.2 hereof.
     “Taxes” is defined in Section 4.6.
     “Total Commitment” means the aggregate of all the Lenders’ Commitments.
     “Total Debt to Capitalization Ratio” means the ratio of (a) Debt to (b) Capitalization.
     “Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Loan.
     “United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.
     “Unrestricted Subsidiary” means any Subsidiary that is designated on Schedule 6.8 as an Unrestricted Subsidiary or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.1.7, and, in either case, which the Borrower has not designated to be a Restricted Subsidiary pursuant to Section 7.1.8.
     “USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, reformed or otherwise modified from time to time.
     “Utilization” means, at any time, the ratio (expressed as a percentage) of (i) the aggregate amount of the Revolving Credit Exposures of all Lenders to (ii) the sum of the then effective Total Commitment under this Agreement.
     “Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.
     SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Borrowing Request, Continuation/Conversion Notice, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.
     SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
     SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 6.5.
ARTICLE II
THE FACILITY AND BORROWING PROCEDURES
     SECTION 2.1 Facility. The Lenders grant to the Borrower a credit facility (the “Facility”) pursuant to which, and upon the terms and subject to the conditions herein set out and provided that no Default or Event of Default has occurred and is continuing from time to time on any Business Day, (a) each Lender severally agrees (i) to make Revolving Loans in U.S. Dollars to the Borrower equal to such Lender’s Percentage of the aggregate amount of Revolving Loans requested by the Borrower to be made on such day, (ii) to participate in Letters of Credit, and (iii) to participate in Swingline Loans, and (b) the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the Borrower equal to the aggregate amount of Swingline Loans requested by the Borrower to be made on such day.
     SECTION 2.1.1 Revolving Loans. From time to time during the Availability Period, each Lender shall make Revolving Loans under this Section to the Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment; provided, however, that at no time shall the aggregate amount of the Revolving Credit Exposure of such Lender exceed the Lender’s Commitment. Subject to the conditions herein, any such Revolving Loan repaid prior to the Maturity Date may be reborrowed pursuant to the terms of this Agreement.
     SECTION 2.1.2 Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans under this Section to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $300,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the conditions herein, any such Swingline Loan repaid prior to the Maturity Date may be reborrowed pursuant to the terms of this Agreement.
     SECTION 2.1.3 Availability of Facility. No Lender shall be permitted or required to make (i) any Loan if, after giving effect thereto, the aggregate amount of the Revolving Credit Exposures of all Lenders would exceed the Commitment Amount, or (ii) any Loan if, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure of such Lender would exceed the Lender’s Commitment.

     SECTION 2.2 Mandatory Reductions of Commitment Amount. The Commitment of each Lender shall be reduced automatically to zero ($0) on the Maturity Date applicable to such Lender.
     SECTION 2.3 Voluntary Reduction of Commitment Amount. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000; and provided further that the Borrower shall not reduce the Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.1, the aggregate amount of the Revolving Credit Exposures of all Lenders will exceed the Total Commitments.
     SECTION 2.4 Base Rate Loans; Eurodollar Loans; Swingline Loans. Subject to the terms and conditions set forth in Article V, (a) each Revolving Loan shall be either a Eurodollar Loan or a Base Rate Loan as the Borrower may request, it being understood that Revolving Loans made to the Borrower on any date may be either Eurodollar Loans or Base Rate Loans or a combination thereof and (b) each Swingline Loan shall be either a Base Rate Loan or an ASK Rate Loan as the Borrower may request, it being understood that Swingline Loans made to the Borrower on any date may be either Base Rate Loans or ASK Rate Loans or a combination thereof. As to any Eurodollar Loan, each Lender may, if it so elects, fulfill its commitment to make such Eurodollar Loan by causing its Eurodollar Office to make such Eurodollar Loan; provided, however, that in such event the obligation of the Borrower to repay such Eurodollar Loan nevertheless shall be to such Lender and shall be deemed to be held by such Lender for the account of such Eurodollar Office.
     SECTION 2.5 Borrowing Procedures for Loans. The Borrower shall give the Administrative Agent prior written or telegraphic notice pursuant to a Borrowing Request (in substantially the form of Exhibit 2.5 hereto) of each proposed Borrowing or continuation, and as to whether such Borrowing or continuation is to be of Base Rate Loans or Eurodollar Loans, as follows:
     SECTION 2.5.1 Base Rate Loans. The Administrative Agent shall receive written or telegraphic notice from the Borrower on or before 2:00 p.m. Central time one (1) Business Day prior to the date of the Borrowing of a Base Rate Loan (provided that any such notice of the Borrowing of a Base Rate Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.11(e) may be given not later than 10:00 a.m., Central time, on the date of the proposed Borrowing) and the amount of such Borrowing (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 unless such Borrowing is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.11(e)), and the Administrative Agent shall advise each Lender thereof promptly thereafter. Not later than 11:00 a.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent at the Payment Office, same day or immediately available funds covering such Lender’s Percentage of the requested Base Rate Loan. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Base Rate Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Base Rate Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.
     SECTION 2.5.2 Eurodollar Loans. The Administrative Agent shall receive written or telegraphic notice pursuant to a Borrowing Request from the Borrower on or before 2:00 p.m. Central time, at least three (3) Business Days prior to the date requested for each proposed Borrowing or continuation of a Eurodollar Loan, of the date of such Borrowing or continuation, as the case may be, the amount of such Borrowing or continuation, as the case may be (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000), and the duration of the initial Eurodollar Interest Period with respect thereto, and the Administrative Agent shall advise each Lender thereof promptly thereafter. Not later than 10:00 a.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent at the Payment Office, same day or immediately available funds covering such Lender’s Percentage of the requested Eurodollar Loan. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Eurodollar Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Eurodollar Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.
     SECTION 2.5.3 Swingline Loans.
     (a) The Administrative Agent shall receive written or telegraphic notice from the Borrower on or before 2:00 p.m. Central time on the day of the proposed Swingline Loan and the amount of such Borrowing (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000), and the Administrative Agent shall advise the Swingline Lender thereof promptly thereafter. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and whether the Swingline Loan will be a Base Rate Loan or a ASK Rate Loan. Not later than 3:00 p.m., Central time, on the date specified in such notice for such Borrowing, the Swingline Lender shall provide to the Administrative Agent at the Payment Office, same day or immediately available funds covering the requested Swingline Loan. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Swingline Loan, the Administrative Agent shall make available to the Borrower the proceeds of such Swingline Loan (to the extent received from the Swingline Lender) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.
     (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Central time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by providing to the Administrative Agent at the Payment Office, same day or immediately available funds covering such Lender’s Percentage of such Swingline Loan or Loans. Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     SECTION 2.6 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 2:00 p.m., Central time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days’ notice that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 of any Borrowings be, (i) in the case of Base Rate Loans, converted into Eurodollar Loans, or (ii) in the case of Eurodollar Loans, be converted into a Base Rate Loan or continued as a Eurodollar Loan of such Type (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Loans when any Event of Default has occurred and is continuing. This Section shall not apply to Swingline Loans or Borrowings, which may not be converted or continued.
     SECTION 2.7 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided, however, that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing, as the case may be, Dollar deposits in its Eurodollar Office’s interbank eurodollar market.

     SECTION 2.8 Repayment of Loans; Evidence of Debt.
     (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
     (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier to occur of (i) the Maturity Date and (ii) the date which is 15 days after such Swingline Loan was made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note, in substantially the form attached as Exhibit 2.8 hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.10.1) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.9 Increase in Commitments.
     (a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, the Administrative Agent or the Issuing Banks, to cause from time to time an increase in the total amount of the Commitments (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and the Issuing Banks (each a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided, however, that (i) no Event of Default shall have occurred which is continuing, (ii) no such Commitment Increase shall cause the total amount of the Commitments to exceed $3,000,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (iv) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans.
     (b) Any Commitment Increase must be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit 2.9 attached hereto. The Administrative Agent shall give prompt notice to each Issuing Bank of its receipt of a Notice of Commitment Increase. Once the Notice of Commitment Increase is fully-executed, such notice and such Commitment Increase shall be effective on the proposed effective date set forth in such notice or on another date agreed to by the Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).
     (c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.3, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iii) the Borrower shall be responsible to pay to each Lender any breakage fees or costs in connection with the reallocation of any outstanding Loans.
     (d) For purposes of this Section, the following defined terms shall have the following meanings: (1) “New Funds Amount” means the amount equal to the product of a Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the total amount of the Commitments after giving effect to the Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date); (2) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to the Commitment Increase that does not increase its respective Commitment as a result of the Commitment Increase and whose relative percentage of the total amount of the Commitments shall be reduced after giving effect to such Commitment Increase; and (3) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of a Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

     (e) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in its records the CI Lender’s information as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire in form satisfactory to the Administrative Agent that shall be executed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule II hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule II, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.
     SECTION 2.10 Extension of Maturity Date.
     (a) Not earlier than 90 days prior to, nor later than 30 days prior to, each anniversary of the Closing Date, the Borrower may, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect (“Extension Request”). Within 15 days of delivery of such Extension Request, each Lender shall notify the Administrative Agent and the Borrower whether or not it consents to such Extension Request (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender with a then effective Commitment may consent to an Extension Request irrespective of whether such Lender previously had not been a Consenting Lender (as defined below) with respect to a previous Extension Request (a “Non-Consenting Lender”). Any Lender not responding within the above specified time period shall be deemed not to have consented to such Extension Request. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.
     (b) The Maturity Date shall be extended only if Lenders holding greater than 50% of the total Commitments then outstanding (calculated excluding any Lender in default in its obligation to fund Loans hereunder and prior to giving effect to any replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented to the Extension Request. For each such Extension Request, if so approved, (i) the Maturity Date, as to Consenting Lenders (irrespective of whether such Lender previously had been a Non-Consenting Lender), shall be extended to the same date in the following year after giving effect to any prior extensions (such existing Maturity Date being the “Extension Effective Date”), and (ii) the Maturity Date, as to any Non-Consenting Lender, shall remain the Maturity Date in effect for such Non-Consenting Lender prior to the Extension Effective Date. With respect to any previously Non-Consenting Lender who is a Consenting Lender with respect to a current Extension Request, by giving its consent, such Consenting Lender shall be approving an extension of more than one year. Non-Consenting Lenders shall remain Lenders until the Maturity Date applicable to such Lender at which time (and irrespective of the pro rata requirements under Sections 4.8 and 4.9 hereof) the Borrower shall repay all Loans owing to such Lender. The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension of the Maturity Date, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the extended Maturity Date with respect to the Consenting Lenders. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by an Authorized Officer of the Borrower certifying that, (i) before and after giving effect to such extension, the representations and warranties contained in Article VI made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (ii) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (iii) no Material Adverse Effect has occurred through the Extension Confirmation Date.
     SECTION 2.11 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the aggregate amount of the Revolving Credit Exposures of all Lenders shall not exceed the total Commitments. Each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 5.2.1.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit, provided that any Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) hereof) and (ii) the date that is five Business Days prior to the then effective Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing

Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Central time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Central time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Central time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Central time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5.1 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as provided with respect to Revolving Loans made by such Lender, and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans pursuant to Section 2.5.1 as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.2.2 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.3.3. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If the Obligations have become immediately due and payable pursuant to Article VIII, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the Obligations having become immediately due and payable as a result of an Event of Default with respect to the Borrower described in Section 8.1.9. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date. Prior thereto, the Borrower
     (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) any such prepayment shall be applied to the Lenders among Loans having the same Type and, if applicable, having the same Interest Period; (ii) all such voluntary prepayments of Revolving Loans shall require at least three Business Days’ prior written notice to the Administrative Agent; (iii) all such voluntary prepayments of Swingline Loans shall be permitted on the same day as written notice is received by the Administrative Agent and the Swingline Lender; and (iv) except in the case of a prepayment pursuant to Section 2.9(c), all such voluntary partial prepayments shall be in an minimum amount of $5,000,000 and an integral multiple of $1,000,000;
     (b) shall, immediately upon any acceleration of the Maturity Date pursuant to Section 8.2 or Section 8.3, repay all Loans unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated; and
     (c) at any time when the aggregate amount of the Revolving Credit Exposures of all Lenders exceeds the Commitment Amount then in effect, shall (i) first, immediately prepay outstanding Loans in an amount equal to such excess and (ii) second, if after giving effect to the prepayment required in clause (i) above, the aggregate amount of the Revolving Credit Exposures of all Lenders still exceeds the Commitment Amount then in effect, immediately cash collateralize such Revolving Credit Exposure in conformity with Section 2.11(j) in an amount equal to such remaining excess.
     Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitments or the Commitment Amount.
     SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.
     SECTION 3.2.1 Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum: (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Base Rate from time to time in effect; (b) on that portion maintained as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (c) on that portion maintained from time to time as an ASK Rate Loan, equal to the ASK Rate from time to time in effect plus the Applicable Margin. All Eurodollar Borrowings shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Borrowing.

     SECTION 3.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation, including, without limitation, the payment of interest, fees or any other amounts under this Agreement or the other Loan Documents) of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus the Default Margin; provided, however, notwithstanding the foregoing, that interest for a Eurodollar Loan shall accrue for the then effective Interest Period at a rate per annum equal to the Eurodollar Rate currently applicable to such Eurodollar Loan plus the Default Margin.
     SECTION 3.2.3 Payment Dates. Interest accrued on each Borrowing shall be payable, without duplication on the following dates (each a “Payment Date”): (a) on the Maturity Date; (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan (including any and all Swingline Loans) on the amount of such principal prepaid or repaid; (c) with respect to Base Rate Loans (other than Swingline Loans), on each Quarterly Payment Date occurring after the Effective Date; (d) with respect to Eurodollar Borrowings, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, every three months from the first day of such Interest Period); (e) with respect to any portion of Base Rate Loans converted into Eurodollar Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and (f) on that portion of any Borrowings the Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
     SECTION 3.3 Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.
     SECTION 3.3.1 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee in an amount equal to the product of the Applicable Facility Fee Rate times such Lender’s Commitment. Accrued facility fees shall be payable in arrears on each Quarterly Payment Date thereafter and on the Maturity Date.
     SECTION 3.3.2 Fees. The Borrower agrees to pay to the Administrative Agent for its own account and for the account of each Lender and Arranger, respectively, all fees due pursuant to (i) that certain fee letter, dated October 6, 2006, between the Borrower, the Administrative Agent and J.P. Morgan Securities Inc., as amended from time to time (the “Fee Letter”), including, without limitation, any upfront fees.
     SECTION 3.3.3 Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of .125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     SECTION 3.4 Payment Office. The Borrower shall make all payments to the Administrative Agent at the Payment Office.
ARTICLE IV
CERTAIN EURODOLLAR AND OTHER PROVISIONS
     SECTION 4.1 Eurodollar Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Borrowing as, or to convert any Borrowing into, a Eurodollar Borrowing, the obligations of such Lender to make, continue, maintain or convert any such Borrowings shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Borrowings of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion; provided, however, that the obligation of such Lender to make, continue, maintain or convert any such Eurodollar Borrowings shall remain unaffected if such Lender can designate a different Eurodollar Office for the making, continuance, maintenance or conversion of Eurodollar Borrowings and such designation will not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.
     SECTION 4.2 Deposits Unavailable or Eurodollar Interest Rate Unascertainable. If the Administrative Agent shall have determined that, by reason of circumstances affecting the Administrative Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Borrowings, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.5.2 and Section 2.6 to make or continue any Borrowings as, or to convert any Borrowings into, Eurodollar Borrowings shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3 Increased Eurodollar Borrowing Costs, etc. The Borrower agrees to reimburse each Lender and Issuing Bank for any increase in the cost to such Lender or Issuing

Bank of, or any reduction in the amount of any sum receivable by such Lender or Issuing Bank in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Borrowings as, or of converting (or of its obligation to convert) any Borrowings into, Eurodollar Borrowings or participating in, issuing or maintaining any Letter of Credit. Such Lender or Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or Issuing Bank for such increased cost or reduced amount; provided, however, that such Lender or Issuing Bank shall designate a different Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender. Such additional amounts shall be payable by the Borrower directly to such Lender or Issuing Bank within fifteen days of its receipt of such notice, and such notice shall be rebuttable presumptive evidence of the amount payable by the Borrower.
     SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Borrowing as, or to convert any portion of the principal amount of any Borrowing into, a Eurodollar Borrowing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Borrowings on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (b) any Borrowings not being made as Eurodollar Borrowings in accordance with the Borrowing Request therefor, (c) any Borrowings not being continued as, or converted into, Eurodollar Borrowings in accordance with the Continuation/Conversion Notice, or (d) the assignment of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.10, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within fifteen days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be rebuttable presumptive evidence of the amount payable by the Borrower.
     SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Issuing Bank or any Person controlling such party, and such Lender or Issuing Bank determines (in its sole discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Borrowings made by such Lender or Issuing Bank is reduced to a level below that which such Lender or Issuing Bank or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or Issuing Bank to the Borrower, the Borrower shall pay directly to such Lender or Issuing Bank, within fifteen days, additional amounts sufficient to compensate such Lender or Issuing Bank or such controlling Person for such reduction in rate of return; provided, however, that such Lender or Issuing Bank shall designate a different Domestic or Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank. A statement of such Lender or Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be rebuttable presumptive evidence of the amount payable by the Borrower. In determining such amount, such Lender or Issuing Bank may use any reasonable method of averaging and attribution that it (in its sole discretion) shall deem applicable.
     SECTION 4.6 Taxes. All payments by the Borrower of principal of, and interest on, the Borrowings and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will, within fifteen days (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and (c) pay to the Administrative Agent for the account of each applicable Lender or Issuing Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender and Issuing Bank will equal the full amount such Lender or Issuing Bank would have received had no such withholding or deduction been required.
     If any Taxes are directly asserted against the Administrative Agent, any Lender or any Issuing Bank with respect to any payment received by the Administrative Agent, such Lender or such Issuing Bank hereunder, the Administrative Agent, such Lender or such Issuing Bank may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted; provided that the Borrower will not be obligated to pay such additional amounts to the Administrative Agent, such Lender or such Issuing Bank to the extent that such additional amounts shall have been incurred as a consequence of the Administrative Agent’s, such Lender’s, or such Issuing Bank’s gross negligence or willful misconduct, as the case may be.
     If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders or Issuing Banks, the required receipts or other required documentary evidence, the Borrower shall indemnify such Lenders and Issuing Banks for any incremental Taxes, interest or penalties that may become payable by any Lender or Issuing Bank as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent, any Lender or any Issuing Bank to or for the account of any Lender or Issuing Bank shall be deemed a payment by the Borrower.

     Each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments of the Loans under this Agreement, execute and deliver to the Borrower and the Administrative Agent, on or about the first scheduled Payment Date in each Fiscal Year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8 BEN or Form W-8 ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes, and shall (but only so long as such Lender remains lawfully able to do so) deliver to the Borrower and the Administrative Agent additional copies of such forms on or before the date that such forms expire or become obsolete or after the occurrence of an event requiring a change in the most recent form so delivered by it and such amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or fees or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from the definition of “Taxes”. For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the forms required pursuant to this paragraph, if any (other than if such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section with respect to Taxes imposed by the United States which Taxes would not have been imposed but for such failure to provide such form; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
     If the Borrower is required to pay additional amounts to or for the account of any Lender or Issuing Bank pursuant to this Section, then such Lender or Issuing Bank will change the jurisdiction of its applicable Eurodollar or Domestic Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole discretion of such Lender or Issuing Bank, is not otherwise disadvantageous to such Lender or Issuing Bank. No Lender or Issuing Bank shall be entitled to receive any greater payment under this Section as a result of the designation by such Lender or Issuing Bank of a different applicable Eurodollar or Domestic Office after the date hereof, unless such designation is made with the Borrower’s prior written consent or by reason of the provisions of Sections 4.1, 4.3 or 4.5 requiring such Lender or Issuing Bank to designate a different applicable Eurodollar or Domestic Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     SECTION 4.7 Special Fees in Respect of Reserve Requirements. With respect to Eurodollar Borrowings, the Borrower agrees to pay to each Lender on appropriate Payment Dates, as additional interest, such amounts as will compensate such Lender for any cost to such Lender, from time to time, of any reserve, special deposit, special assessment or similar capital requirements against assets of, deposits with or for the account of, or credit extended by, such

Lender which are imposed on, or deemed applicable by, such Lender, from time to time, under or pursuant to (i) any Law, treaty, regulation or directive now or hereafter in effect (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the definition of Eurodollar Rate in Section 1.1), (ii) any interpretation or application thereof by any governmental authority, agency or instrumentality charged with the administration thereof or by any court, central bank or other fiscal, monetary or other authority having jurisdiction over the Eurodollar Borrowings or the office of such Lender where its Eurodollar Borrowings are lodged, or (iii) any requirement imposed or requested by any court, governmental authority, agency or instrumentality or central bank, fiscal, monetary or other authority, whether or not having the force of law. A written notice as to the amount of any such cost or any change therein (including calculations, in reasonable detail, showing how such Lender computed such cost or change) shall be promptly furnished by such Lender to the Borrower and shall be rebuttable presumptive evidence of such cost or change. The Borrower will not be responsible for paying any amounts pursuant to this Section accruing prior to 180 days prior to the receipt by the Borrower of the written notice referred to in the preceding sentence. Within fifteen (15) days after such certificate is furnished to the Borrower, the Borrower will pay directly to such Lender such additional amount or amounts as will compensate such Lender for such cost or change.
     SECTION 4.8 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment; provided that payments with respect to Swingline Loans shall be for the account of the Swingline Lender unless a Lender has funded its participation in such Swingline Loan, in which case such payments shall be for the account of the funding Lender. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Central time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
     SECTION 4.9 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 2.10(b), 4.1, 4.3, 4.4, 4.5 and 10.4) or participation in LC Disbursements or Swingline Loans in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Revolving Loans and participations in LC Disbursements and Swingline

Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.10 Replacement of Lender on Account of Increased Costs, Eurodollar Lending Unlawful, Reserve Requirements, Taxes, Certain Dissents, etc. If any Lender shall claim the inability to make or maintain Eurodollar Borrowings pursuant to Section 4.1 above, if any Lender is owed increased costs under Section 4.3 or Section 4.5 above, if any payment to any Lender by the Borrower is subject to any withholding tax pursuant to Section 4.6 above, if any Lender is owed any cost or expense pursuant to Section 4.7 above, if any Lender fails to agree to extend the Maturity Date pursuant to Section 2.10 if the requisite Lenders have agreed to do so, if any Lender has failed to fund any portion of any Loan or LC Disbursement or participation in a Swingline Loan required to be funded by it within one Business Day after the date required to be funded by it or if, in connection with any proposed amendment, modification, waiver or consent with respect to the interest or fees charged under the Agreement requiring consent of each Lender, the consent of the Required Lenders shall have been obtained, but the consent of one or more of the other Lenders whose consent is required shall not have been obtained, the Borrower shall have the right, if no Event of Default or Default then exists, to replace such Lender with another bank or financial institution provided that (i) if it is not a Lender or an Affiliate thereof, such bank or financial institution shall be reasonably acceptable to the Administrative Agent and the Issuing Banks and (ii) such bank or financial institution shall unconditionally purchase, in accordance with Section 10.10 hereof, all of such Lender’s rights and obligations under this Agreement and the other Loan Documents and the appropriate pro rata share of such Lender’s Loans, LC Exposure, obligation to participate in Swingline Loans and Commitments, without recourse or expense to, or warranty by, such Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Loans payable to such Lender, plus any accrued but unpaid interest on such Loans, plus accrued but unpaid fees in respect of such Lender’s Borrowings and such Lender’s Commitment hereunder to the date of such purchase on a date therein specified. The Borrower shall be obligated to pay, simultaneously with such purchase and sale, the increased costs, amounts, expenses and taxes under Sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7 above, any amounts payable under Section 4.4 and all other costs, fees and expenses payable to such Lender hereunder and under the Loan Documents, to the date of such purchase as well as all other Obligations due and payable to or for the benefit of such Lender; provided, that if such bank or financial institution fails to purchase such rights and obligations, the Borrower shall continue to be obligated to pay the increased costs, amounts, expenses and taxes under Sections 4.3, 4.5, 4.6, and 4.7 above to such Lender.
     SECTION 4.11 Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Administrative Agent and each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Administrative Agent or such Lender limiting rates of interest which may be charged or collected by the Administrative Agent or such Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the Administrative Agent or a Lender then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by the Administrative Agent or such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by the Administrative Agent or such Lender (or, if such consideration shall have been paid in full, such excess refunded to the Borrower); (c) all sums paid, or agreed to be paid, to the Administrative Agent or such Lender for the use, forbearance and detention of the Indebtedness of the Borrower to the Administrative Agent or such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 4.1 together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Administrative Agent or such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to the Administrative Agent or such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to the Administrative Agent or such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section. For purposes of Section 303.201 of the Texas Finance Code, as amended, to the extent, if any, applicable to the Administrative Agent or a Lender, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in said Section, provided that the Administrative Agent or such Lender may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to the Administrative Agent or such Lender if greater. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or the other Loan Documents.
ARTICLE V
CONDITIONS
     SECTION 5.1 Effective Date. This Agreement and the obligations of the Lenders to fund the initial Borrowing and of any Issuing Bank to issue Letters of Credit hereunder shall become effective on the date on which each of the conditions precedent set forth in this Section 5.1 are satisfied or waived in writing by the Administrative Agent (with the consent of Required Lenders).
     SECTION 5.1.1 Loan Documents. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement and each other required Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each required Loan Document.
     SECTION 5.1.2 Resolutions, etc. The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; and (b) the incumbency and signatures of its Authorized Officers, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.
     SECTION 5.1.3 Organic Documents, etc. The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of an Authorized Officer certifying that attached thereto are true, correct and complete copies of the Organic Documents of the Borrower, together with all amendments thereto, and a certificate of good standing or equivalent document as to the Borrower, certified by the appropriate governmental officer in its jurisdiction of incorporation or formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act.
     SECTION 5.1.4 Opinion of Counsel. The Administrative Agent shall have received a favorable opinion, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from Thompson & Knight L.L.P., counsel to the Borrower, substantially in the form of Exhibit 5.1.4 hereto.
     SECTION 5.1.5 Fee Letters, Closing Fees, Expenses, etc. The Administrative Agent shall have received the Fee Letters duly executed by the Borrower. The Administrative Agent shall also have received for its own account, or for the account of the Arrangers and each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

     SECTION 5.1.6 Material Adverse Change; No Default. There shall have been no material adverse change in the consolidated business, condition (financial or otherwise), operations, performance or properties of any of the Borrower and its consolidated Subsidiaries taken as a whole since September 30, 2006, except as disclosed in Item 5.1.6 (“Material Adverse Change”) of the Disclosure Schedule. As of the Effective Date, no Default or Event of Default shall have then occurred and be continuing.
     SECTION 5.1.7 Other Documents. Such other documents as the Administrative Agent may have reasonably requested.
     SECTION 5.2 All Borrowings. The obligation of each Lender to fund any Borrowing (including the initial Borrowing) and of any Issuing Bank to issue, amend, renew or extend any Letters of Credit hereunder (including any initial Letter of Credit) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section.
     SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing, the following statements shall be true and correct (a) the representations and warranties set forth in Article VI shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (b) no Default or Event of Default shall have then occurred and be continuing.
     SECTION 5.2.2 Borrowing Request. Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder and to participate in Letters of Credit and to induce each Issuing Bank to issue Letters of Credit, the Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI.
     SECTION 6.1 Organization, etc. The Borrower and each of its Restricted Subsidiaries is a corporation, partnership, limited partnership or limited liability company validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to conduct its business substantially as currently conducted by it (except where the failure to be so qualified to do business or be in good standing or to hold any such licenses, permits and other approvals would not reasonably be expected to cause a Material Adverse Effect).

     SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the Borrower’s participation in any transaction contemplated herein are within the Borrower’s powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Borrower’s Organic Documents; (b) contravene any material contractual restriction, law, governmental regulation or court decree or order, in each case binding on or affecting the Borrower; or (c) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.
     SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party, or for the Borrower’s participation in any transaction contemplated herein, except as have been obtained and remain in full force and effect. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 6.4 Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except as (i) enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.
     SECTION 6.5 Financial Information. The balance sheets of the Borrower and each of its consolidated Subsidiaries as at September 30, 2006 and the related statements of earnings and cash flow, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended except as disclosed in Item 6.5 (“Financial Information”) of the Disclosure Schedule.
     SECTION 6.6 No Material Adverse Change. As of the Effective Date, since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower and its Restricted Subsidiaries (on a consolidated basis), except as disclosed in Item 5.1.6 (“Material Adverse Change”) of the Disclosure Schedule.
     SECTION 6.7 Litigation, Labor Controversies, etc. As of the Effective Date, there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Restricted Subsidiaries, or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to cause a Material Adverse Effect or which purports to affect the legality, validity or enforceability of, and the rights and remedies of the Administrative Agent and the Lenders under, this Agreement or any other Loan Document, except as disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule.

     SECTION 6.8 Subsidiaries. Schedule 6.8 sets forth the name, the identity or corporate structure and the ownership interest of each direct or indirect Subsidiary as of the Effective Date. Schedule 6.8 also sets forth the name of each Restricted Subsidiary and Unrestricted Subsidiary as of the Effective Date. As of the Effective Date, the Borrower does not have any Subsidiaries other than the Subsidiaries identified in Schedule 6.8.
     SECTION 6.9 Taxes. The Borrower, each of its Restricted Subsidiaries and each of its Unrestricted Subsidiaries which is a member of the Borrower’s consolidated U.S. federal income tax group has filed all federal tax returns and reports and all material state tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books except such returns and taxes for jurisdictions other than the United States with respect to which the failure to file and pay such taxes would not reasonably be expected to cause a Material Adverse Effect.
     SECTION 6.10 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, in either case which would reasonably be expected to cause a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which would reasonably be expected to cause a Material Adverse Effect. As of the Effective Date, except as disclosed in Item 6.10 (“Employee Benefit Plans”) of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.11 Environmental Warranties and Compliance. The liabilities and costs of the Borrower and its consolidated Restricted Subsidiaries related to compliance with applicable Environmental Laws (as in effect on the date on which this representation is made or deemed made) would not reasonably be expected to cause a Material Adverse Effect.
     SECTION 6.12 Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Regulation U.
     SECTION 6.13 Accuracy of Information. No certificate, statement or other information delivered herewith or hereto by or on behalf of the Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a fact or omits to state any fact known to the Borrower or its Subsidiaries necessary to make the statements contained herein or therein not misleading as of the date made or deemed made, except to the extent that any untrue statement or omission would not reasonably be expected to cause a Material Adverse Effect; provided that, with respect to projected information, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 6.14 Use of Proceeds. The proceeds of each Borrowing shall be used for the general corporate purposes of the Borrower and its Subsidiaries.
ARTICLE VII
COVENANTS
     SECTION 7.1 Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Section 7.1.
     SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower as having been prepared in accordance with GAAP;
     (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) as having been prepared in accordance with GAAP in a manner acceptable to the Administrative Agent and the Required Lenders by independent public accountants of recognized national standing;
     (c) as soon as available and in any event at the time of each delivery of financial reports under subsections (a) and (b) of this Section 7.1.1, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.3;
     (d) promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of the existence of the occurrence of each Default, a statement of the chief executive officer or the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

     (e) promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, or (y) the commencement of any material labor controversy, litigation, action, proceeding of the type described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto requested by the Administrative Agent or any Lender;
     (f) promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;
     (g) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto; and
     (h) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
To the extent any documents which are required to be delivered pursuant to Section 7.1.1 are included in materials otherwise filed with the SEC, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: www.nobleenergyinc.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and the Administrative Agent shall give prompt notice to the Lenders of the receipt by the Administrative Agent of such notice. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 7.1.1 to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     SECTION 7.1.2 Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws, such compliance to include, without limitation: (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (c) all Environmental Laws; except; in each case, where the failure to so comply would not reasonably be expected to cause a Material Adverse Effect.
     SECTION 7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or unless failure to so preserve, maintain, protect or keep its properties would not reasonably be expected to cause a Material Adverse Effect.
     SECTION 7.1.4 Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses in similar locations.
     SECTION 7.1.5 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect, in accordance with GAAP, all of its business affairs and transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable prior notice to the Borrower, to visit all of its offices, to discuss its financial matters with its officers and employees and to examine any of its books or other corporate records; provided, however, that prior notice to the Borrower shall not be required if an Event of Default has occurred or is continuing.
     SECTION 7.1.6 Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, cause all material properties and businesses to be regularly conducted, operated, maintained and developed in a good and workmanlike manner, as would a prudent operator and in accordance with all applicable federal, state and local laws, rules and regulations, except for any failure to so operate, maintain and develop that would not reasonably be expected to cause a Material Adverse Effect.
     SECTION 7.1.7 Subsidiaries; Unrestricted Subsidiaries. The Borrower shall:
     (a) if any additional Subsidiary is formed or acquired after the Effective Date, notify the Administrative Agent thereof and whether such Subsidiary is an Unrestricted Subsidiary or a Restricted Subsidiary in compliance with requirements of clauses (i) and (ii) of Section 7.1.8(b).

     (b) cause the management, business and affairs of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;
     (c) except as permitted by Section 7.2.5, will not, and will not permit any of the Restricted Subsidiaries to incur any Guaranteed Liabilities in respect of any Indebtedness of any of the Unrestricted Subsidiaries; and
     (d) will not permit any Unrestricted Subsidiary to hold any equity or other ownership interest in, or any Indebtedness of, any Restricted Subsidiary.
     SECTION 7.1.8 Designation and Conversion of Restricted and Unrestricted Subsidiaries.
     (a) Unless designated as an Unrestricted Subsidiary on Schedule 6.8 as of the date of this Agreement or thereafter in writing to the Administrative Agent pursuant to Section 7.1.7, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
     (b) The Borrower may (x) designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary or (y) merge a Restricted Subsidiary with an Unrestricted Subsidiary in which such Restricted Subsidiary is not the surviving entity only if (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation or merger (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) after giving effect to such designation or merger, no Default or Event of Default would exist, and (iii) in the case of a Subsidiary which is already classified as a Restricted Subsidiary or a merger of a Restricted Subsidiary with an Unrestricted Subsidiary in which such Restricted Subsidiary is not the surviving entity, the Borrower has obtained the prior written consent of the Administrative Agent and the Required Lenders to such designation or merger. Except as provided in this Section, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary or may merge with an Unrestricted Subsidiary.
     (c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), and (ii) after giving effect to such designation, no Default or Event of Default would exist.
     SECTION 7.2 Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower will perform the obligations set forth in this Section 7.2.
     SECTION 7.2.1 Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity if, as a result thereof, the Borrower and its Restricted Subsidiaries taken as a whole would no longer be principally engaged in the business of oil, gas and energy exploration, development, production, processing and marketing and such activities as may be incidental or related thereto.
     SECTION 7.2.2 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;
     (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (d) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;
     (e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;
     (f) Liens in favor of the United States of America or any state thereof or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute;
     (g) Liens required by any contract or statute in order to permit the Borrower or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;
     (h) Liens which exist prior to the time of acquisition upon any assets acquired by the Borrower or any Restricted Subsidiary (including Liens on assets of any Person at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Restricted Subsidiary), provided that (i) the Lien shall attach solely to the assets so acquired (or of the Person so acquired, merged or consolidated), and (ii) in the case of Liens securing Indebtedness the aggregate principal amount of all Indebtedness of Restricted Subsidiaries secured by such Liens shall be permitted by the limitations set forth in Section 7.2.5;
     (i) Liens securing Indebtedness owing by any Restricted Subsidiary to the Borrower;
     (j) Liens under operating agreements, unitization agreements, pooling orders, and similar arrangements;
     (k) Liens set forth on Schedule 7.2 which are existing on the Effective Date;
     (l) Liens on debt of or equity interests in a Person that is not a Restricted Subsidiary;
     (m) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses of this Section or of any Indebtedness secured thereby; provided that in the case of Liens securing Indebtedness, the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property or revenue subject of the Lien extended, renewed or replaced (plus improvements on such property); and
     (n) additional Liens upon assets of the Borrower and its Restricted Subsidiaries created after the date hereof, provided that (i) the aggregate Indebtedness secured thereby and incurred on or after the date hereof shall not exceed ten percent (10%) of Stockholders’ Equity in the aggregate at any one time outstanding and (ii) that such Liens do not encumber or attach to any equity interest in a Restricted Subsidiary.
     SECTION 7.2.3 Financial Covenant — Total Debt to Capitalization. The Borrower will not permit the Total Debt to Capitalization Ratio, expressed as a percentage, to exceed 60% at any time.
     SECTION 7.2.4 Restricted Payments, etc. On and at all times after the Effective Date, the Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Restricted Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Restricted Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower, if, after giving effect thereto, an Event of Default shall have occurred and be continuing or been caused thereby.

     SECTION 7.2.5 Indebtedness. The Borrower will not permit any of its Restricted Subsidiaries to contract, create, incur or assume any Indebtedness, except:
     (i) Indebtedness of a Restricted Subsidiary owed to the Borrower or an other Restricted Subsidiary;
     (ii) Indebtedness of a Restricted Subsidiary which exists prior to the time of the acquisition of such Subsidiary by the Borrower or any Restricted Subsidiary (including Indebtedness at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Restricted Subsidiary) and any extensions, renewals or replacements of such Indebtedness, provided that the aggregate principal amount of such Indebtedness and any extensions, renewals or replacements thereof shall not exceed the principal amount of such Indebtedness at the time such Person becomes a Subsidiary; and
     (iii) other Indebtedness in an aggregate amount not to exceed an amount equal to five percent (5%) of Stockholders’ Equity.
     SECTION 7.2.6 Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, nor consolidate with, or merge into or with, any other Person except (a) any Restricted Subsidiary and (b) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, any other Person, in either case so long as the Borrower is the surviving entity.
     SECTION 7.2.7 Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document and any agreement governing any Indebtedness not prohibited under this Agreement) prohibiting the creation or assumption of any Lien upon its material properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document. The foregoing shall not prohibit agreements entered into or acquired in the ordinary course of business regarding specific properties or assets which restrict or place conditions on the transfer of, or the creation of a Lien on such properties or assets or the revenues derived therefrom, but which do not affect other unrelated properties, assets or revenues. The Borrower will not and will not permit any of its Restricted Subsidiaries to enter into any agreement prohibiting the ability of any Restricted Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Restricted Subsidiary to make any payment, directly or indirectly, to the Borrower.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

     SECTION 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any interest on any Loan, of any fee hereunder or of any other Obligation.
     SECTION 8.1.2 Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document executed by it or any certificates delivered pursuant to Article V is or shall be incorrect in any material respect when made or deemed made.
     SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.1(d), 7.2.2, 7.2.3, 7.2.6 or 7.2.7; provided that the imposition of any non-consensual Lien that is not permitted to exist pursuant to Section 7.2.2 shall not be deemed to constitute an Event of Default hereunder until thirty (30) days after the date of such imposition.
     SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other provision contained herein (not constituting an Event of Default under the preceding provisions of this Section 8.1) or any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.
     SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Restricted Subsidiaries, or of any reimbursed obligation in respect of letters of credit for which the Borrower or any of its Restricted Subsidiaries is an account party, in any case having a principal amount, individually or in the aggregate, in excess of $75,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness or reimbursement obligation if the effect of such default is to accelerate the maturity of any such Indebtedness or reimbursement obligation or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or reimbursement obligation, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.
     SECTION 8.1.6 Judgments. Any judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries if such excess is not fully covered by valid and collectible insurance in respect thereof, the payment of which is not being disputed or contested by the insurer or the insurers, and either (i) proper or valid enforcement or levying proceedings shall have been commenced by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days.
     SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by the Borrower, any member of its

Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan in excess of $75,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA to the extent such action would reasonably be expected to cause a Material Adverse Effect.
     SECTION 8.1.8 Change in Control. Any Change in Control shall occur.
     SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Borrower or any of its Restricted Subsidiaries shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Restricted Subsidiaries or any substantial portion of the property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower and each Restricted Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Restricted Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower and each Restricted Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.
     SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1.9 shall occur with respect to the Borrower or any Restricted Subsidiary, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Borrowings and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
     SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to the Borrower or any Restricted Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Borrowings and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and/or the Commitments shall terminate.
ARTICLE IX
THE AGENTS
     SECTION 9.1 Actions. Each Lender and each Issuing Bank hereby appoints (i) JPMCB as the Administrative Agent under this Agreement and each other Loan Document, (ii) WACHOVIA BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, as Co-Syndication Agents under this Agreement and each other Loan Document, and (iii) DEUTSCHE BANK SECURITIES INC., CITIBANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agents under this Agreement and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender acknowledges that none of the Co-Syndication Agents or the Co-Documentation Agents have any duties or obligations under this Agreement or any other Loan Document in connection with their capacity as either a Co-Syndication Agent or a Co-Documentation Agent, respectively. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each of the Agents, pro rata according to such Lender’s Percentage, WHETHER OR NOT RELATED TO ANY SINGULAR, JOINT OR CONCURRENT NEGLIGENCE OF THE AGENTS, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, any Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which such Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent’s gross negligence or willful misconduct. None of the Agents shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become inadequate, in such Agent’s determination, as the case may be, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Agents shall have any duties or responsibilities, except as expressly set forth herein, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Agents.

     SECTION 9.2 Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., Central time, on the day prior to a Borrowing (except with respect to a Borrowing comprised of Base Rate Loans, in which case notice shall be given no later than 12:00 noon, Central time, on the date of the proposed Borrowing) that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.
     SECTION 9.3 Exculpation. None of the Agents and their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each of the Agents shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.
     SECTION 9.4 Successor. Any of the Agents may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as the successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After a retiring Administrative Agent’s resignation hereunder as a Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and Section 10.4 (and, with respect to the Administrative Agent, Section 10.3) shall continue to inure to its benefit.

     SECTION 9.5 Loans by the Agents. Each of the Agents shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates and may exercise the same as if it were not an Agent. Each of the Agents and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent hereunder.
     SECTION 9.6 Credit Decisions. Each Lender and Issuing Bank acknowledges that it has made its own credit decision to extend its Commitments hereunder (i) independently of each of the Agents, each other Lender and each other Issuing Bank, and (ii) based on such Lender’s or Issuing Bank’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate. Each Lender and Issuing Bank also acknowledges that it will continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document (i) independently of each of the Agents, each other Lender and each other Issuing Bank, and (ii) based on such other documents, information and investigations as it shall deem appropriate at any time.
     SECTION 9.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.
ARTICLE X
MISCELLANEOUS PROVISIONS
     SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would: (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender; (b) modify the first sentence of Section 4.8, Section 4.9 or this Section 10.1, change the definition of “Required Lenders”, reduce any fees described in Article III or, except in the manner set forth in Section 2.10, extend the Maturity Date, shall be made without the consent of each Lender; (c) except in the manner set forth in Section 2.10, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan or LC Disbursement (or reduce the principal amount of or rate of interest on any Loan or LC Disbursement) shall be made without the consent of the Lender which made such Loan or is otherwise affected thereby; or (d) affect adversely the interests, rights or obligations of any Agent as an Agent shall be made without the consent of such Agent; provided, further, that no such amendment, modification or waiver which would either increase any Commitment, the Commitment Amount or the Percentage of any Lender, or modify the rights, duties or obligations of any Agent, Issuing Bank or the Swingline Lender, shall be effective without the consent of such Lender, such Agent, such Issuing Bank or such Swingline Lender, as applicable. No failure or delay on the part of the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 10.2 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to:
Noble Energy, Inc.
350 Glenborough, Suite 100
Houston, TX 77067

Attention:	Gerald Stevenson
Telephone No.:	(281) 872-3107
Facsimile No.:	(281) 872-3121
     (ii) if to the Administrative Agent, to:
JPMorgan Chase Bank, N.A.
Agency Services
1111 Fannin Street, 10th Floor
Houston, Texas 77002

Attention:	Rose Salvacion
Telephone No.:	(713) 750-2501
Facsimile No.:	(713) 427-6307
With a copy to:
JPMorgan Chase Bank, N.A.
Global Oil & Gas Group
712 Main Street, 12th Floor
Houston, Texas 77002

Attention:	Peter Licalzi
Telephone No.:	713-216-8869
Facsimile No.:	713-216-4117

And in connection with business-related matters, with a copy to:
JPMorgan Chase Bank, N.A.
Global Oil & Gas Group
712 Main Street, 12th Floor
Houston, Texas 77002

Attention:	Kevin Utsey
Telephone No.:	713-216-4110
Facsimile No.:	713-216-8870
     (iii) if to any Co-Syndication Agent, any Co-Documentation Agent, any Issuing Bank, the Swingline Lender or any other Lender, to it at its address (or telecopy number) provided to the Administrative Agent and the Borrower or as set forth in its Administrative Questionnaire.
     (b) Notices and other communications to the Lenders, Issuing Bank or Swingline Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender, Issuing Bank or Swingline Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 10.3 Payment of Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP) in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modification to this Agreement or any other Loan Document, (ii) an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) the Swingline Lender in connection with the making of any Swingline Loan or any demand for payment thereunder, and (iv) the Administrative Agent, any Issuing Bank, the Swingline Lender and the Lenders in connection with the enforcement by the Lenders, any Issuing Bank, the Swingline Lender or the Administrative Agent of, or the protection of rights under, this Agreement and each other Loan Document. The Administrative Agent, the other Agents, the Arranger, each Issuing Bank, the Swingline Lender and each Lender agree to the extent feasible, and to the extent a conflict of interest does not exist in the reasonable opinion of the Administrative Agent, the other Agents, the Arranger, any Issuing Bank, the Swingline Lender or any Lender, to use one law firm in each jurisdiction in connection with the foregoing, to the extent they seek reimbursement for the expenses thereof from the Borrower. Each Lender agrees to reimburse the Administrative Agent, each Issuing Bank and the Swingline Lender on demand for such Lender’s pro rata share (based upon its respective Percentage) of any such costs or expenses not paid by the Borrower. In addition, the Borrower agrees to pay, and to save the Administrative Agent, the other Agents, the Arranger, any Issuing Bank, the Swingline Lender and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, or of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.
     SECTION 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender, Issuing Bank and the Swingline Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds each Agent, the Arranger, each Issuing Bank, the Swingline Lender and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”), WHETHER OR NOT RELATED TO ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES, free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), whether brought by a third party or by the Borrower and regardless of whether any Indemnified Party is a party thereto, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit; the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties; any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Restricted Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Arranger, such Issuing Bank, such Swingline Lender or such Lender is party thereto; any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Restricted Subsidiaries of any Hazardous Material; or the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     SECTION 10.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.
     SECTION 10.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
     SECTION 10.8 Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
     SECTION 10.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of an Issuing Bank that issues any Letter of Credit); provided, however, that: (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.10.
     SECTION 10.10 Sale and Transfer of Loans and Commitments; Participations in Loans and Commitments. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section.
     SECTION 10.10.1 Assignments. Any Lender (a) with the written consent of the Borrower (provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) and the Administrative Agent and each Issuing Bank (which consent of the Borrower, if applicable, and the Administrative Agent and such Issuing Banks shall not be unreasonably delayed or withheld), may at any time assign and delegate to one or more commercial banks or other financial institutions, and (b) with notice to the Borrower and the Administrative Agent, but without the consent of the Borrower, the Administrative Agent or the Issuing Banks, may assign and delegate to any of its Affiliates or to any other Lender, Lender Affiliate or Approved Fund (each Person described in either of the foregoing clauses as being the

Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitments and which shall be of equal pro rata shares of the Facility) in a minimum aggregate amount of $5,000,000 (or in a minimum amount of $1,000,000 in the case of an assignment to an Approved Fund with respect to which such Approved Fund plus the Lender or an Affiliate of such Lender who administers or manages such Approved Fund plus other Approved Funds administered or managed by the such Lender or an Affiliate of such Lender will then hold an amount of $5,000,000 or more); provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 4.6 and further, provided, however, that, the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until (i) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender, (ii) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent, (iii) such Assignee Lender shall have delivered to the Administrative Agent an Administrative Questionnaire, and (iii) the processing fees described below shall have been paid. For the purposes of this Section 10.10.1, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of the predecessor Loans and Commitments, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Loans and Commitments shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500. Any attempted assignment and delegation not made in accordance with this Section shall be null and void.
     SECTION 10.10.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this Section 10.10 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (c) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold. The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 10.4, shall be considered a Lender; provided that this sentence shall not obligate the Borrower to pay more under such Sections that it would be obligated to pay had no such participation been granted.
     SECTION 10.10.3 Pledge by Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 10.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 10.12 Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any hedging agreement, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any Person or (ii) becomes available to any Agent or any

Lender on a nonconfidential basis from a source other than Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from Borrower or its Affiliate relating to Borrower and its Subsidiaries or their business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS OR NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS OR NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 10.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.
     SECTION 10.15 USA Patriot Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.
     SECTION 10.16 Initial Borrowing and Existing Credit Agreement. Notwithstanding the pro-rata provisions of Sections 2.1 and 4.8, on the Effective Date and for the purposes of only the initial Borrowing, each Lender shall advance that portion of the initial Borrowing such that after giving effect to such Loan each Lender’s Percentage of the outstanding Loans shall be equal to such Lender’s Percentage. In furtherance of the preceding sentence, on the Effective Date, an Existing Lender shall receive a partial repayment of its outstanding principal from the Borrower if such repayment is necessary to ensure that such Existing Lender’s Percentage of the outstanding Loans after the initial Borrowing shall be equal to such Existing Lender’s Percentage as a Lender under this Agreement. On the Effective Date, Borrower shall repay each Existing Lender which is not a Lender under this Agreement all outstanding principal, interest and fees due to such Existing Lender under the Existing Credit Agreement. On the Effective Date, Borrower shall pay to each Existing Lender which is a Lender under this Agreement all outstanding interest and fees due to such Existing Lender under the Existing Credit Agreement. Any loans outstanding under the Existing Credit Agreement on the Effective Date shall be deemed continued as Loans under this Agreement and any letters of credit outstanding under the Existing Credit Agreement on the Effective Date, including, without limitation, the Letters of Credit listed on Schedule III, shall be deemed continued as Letters of Credit under this Agreement. Interest accrued on the Loans and Commitment fees accrued under the Existing Credit Agreement through the Effective Date hereof shall be deemed due and payable hereunder to the Existing Lenders which are not Lenders hereunder. The Lenders hereunder shall be deemed to have purchased participations in the outstanding Letters of Credit such that after giving effect thereto each Lender’s participation in the outstanding Letters of Credit shall equal the Lender’s Percentage.

     SECTION 10.17 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NOBLE ENERGY, INC., as the Borrower

By: Name:	/S/ Chris Tong Chris Tong
Title:	Senior Vice President and Chief Financial Officer
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Administrative Agent, as an Issuing Bank and as the Swingline Lender

By: Name:	/S/ Ronald Dierker Ronald Dierker
Title:	Senior Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By: Name:	/S/ Allison Newman Allison Newman
Title:	Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, individually as a Lender and as a Co-Syndication Agent

By: Name:	/S/ Kevin Howard Kevin Howard
Title:	Managing Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

DEUTSCHE BANK SECURITIES INC., individually as a Co-Documentation Agent

By: Name:	/S/ Ming K. Chu Ming K. Chu
Title:	Vice President

By: Name:	/S/ Rainer Meier Rainer Meier
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, individually as a Lender

By: Name:	/S/ Ming K. Chu Ming K. Chu
Title:	Vice President

By: Name:	/S/ Rainer Meier Rainer Meier
Title:	Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

CITIBANK, N.A., individually as a Lender and as a Co-Documentation Agent

By: Name:	/S/ Jim Reilly Jim Reilly
Title:	Attorney-in-Fact
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., formerly known as The Bank of Tokyo-Mitsubishi, Ltd., individually as a Lender and as a Co-Documentation Agent

By: Name:	/S/ John W. McGhee John W. McGhee
Title:	Vice President & Manager
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually as a Lender

By: Name:	/S/ Jeffrey H. Rathkamp Jeffrey H. Rathkamp
Title:	Managing Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

BARCLAYS BANK PLC, individually as a Lender

By: Name:	/S/ Nicholas Bell Nicholas Bell
Title:	Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

BNP PARIBAS, individually as a Lender

By: Name: Title:	/S/ Brian M. Malone Brian M. Malone Managing Director

By:	/S/ Betsy Jocher

Name:	Betsy Jocher
Title:	Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

MIZUHO CORPORATE BANK, LTD., individually as a Lender

By: Name:	/S/ Raymond Ventura Raymond Ventura
Title:	Deputy General Manager
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

CALYON NEW YORK BRANCH, individually as a Lender

By: Name:	/S/ Michael D. Willis Michael D. Willis
Title:	Director

By: Name:	/S/ Tom Byargeon Tom Byargeon
Title:	Managing Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

DNB NOR BANK ASA, individually as a Lender

By: Name:	/S/ Thomas Tangen Thomas Tangen
Title:	Vice President

By: Name:	/S/ Kevin O’Hara Kevin O’Hara
Title:	Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

FORTIS CAPITAL CORP., individually as a Lender

By: Name:	/S/ David Montgomery David Montgomery
Title:	Senior Vice President

By: Name:	/S/ Deirdre Sanborn Deirdre Sanborn
Title:	Senior Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, individually as a Lender

By: Name:	/S/ Richard L. Tavrow Richard L. Tavrow
Title:	Director

By:	/S/ Irja R. Otsa

Name:	Irja R. Otsa
Title:	Associate Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

WELLS FARGO BANK, NA, individually as a Lender

By: Name:	/S/ William S. Rogers William S. Rogers
Title:	Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

SOCIÉTÉ GÉNÉRALE, individually as a Lender

By: Name:	/S/ Stephen W. Warfel Stephen W. Warfel
Title:	Director
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION, individually as a Lender

By: Name:	/S/ Masakazu Hasegawa Masakazu Hasegawa
Title:	Joint General Manager
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH, individually as a Lender

By: Name:	/S/ Edward J. Cripps Edward J. Cripps
Title:	Vice President

By: Name:	/S/ Stephen Christenson Stephen Christenson
Title:	First Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

BMO CAPITAL MARKETS FINANCING, INC., individually as a Lender

By: Name:	/S/ James V. Ducote James V. Ducote
Title:	Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually as a Lender

By: Name:	/S/ Vanessa Gomez Vanessa Gomez
Title:	Vice President

By: Name:	/S/ Nupur Kumar Nupur Kumar
Title:	Associate
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

MORGAN STANLEY BANK, individually as a Lender

By: Name:	/S/ Daniel Twenge Daniel Twenge
Title:	Authorized Signatory
Morgan Stanley Bank
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

COMERICA BANK, individually as a Lender

By: Name:	/S/ Juli Bieser Juli Bieser
Title: Vice President
[SIGNATURE PAGE TO
2006 NOBLE ENERGY, INC.
CREDIT AGREEMENT]

EXHIBIT 2.5
BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
Agency Services
1111 Fannin Street, 10th Floor
Houston, Texas 77002

Attention:	Rose Salvacion
Telephone No.:	(713) 750-2501
Facsimile No.:	(713) 427-6307
JPMorgan Chase Bank, N.A., as Administrative Agent
Global Oil & Gas Group
712 Main Street, 12th Floor
Houston, Texas 77002

Attention:	Peter Licalzi
Telephone:	713-216-8869
Facsimile:	713-216-4117
NOBLE ENERGY, INC.
Gentlemen and Ladies:
     This Borrowing Request is delivered to you pursuant to Section 2.5 of the Amended and Restated Credit Agreement, dated as of November 30, 2006 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the various other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that a Loan be made in the aggregate principal amount of $                     on           ,            as a [Eurodollar Loan having an Interest Period of                     months] [Base Rate Loan] [Swingline Loan].
     The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 are true and correct in all material respects.
     The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will
Exhibit 2.5 — Page 1

immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.
     Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be	Person to be Paid		Name, Address, etc.
Transferred	Name	Account No.	of Transferee Lender
$

Attention:

$

Attention:

Balance of such proceeds	The Borrower

Attention:
     The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ___ day of                     , 200___.

NOBLE ENERGY, INC.

By
Name:
Title:
Exhibit 2.5 — Page 2

EXHIBIT 2.6
CONTINUATION/CONVERSION NOTICE
JPMorgan Chase Bank, N.A., as Administrative Agent
Agency Services
1111 Fannin Street, 10th Floor
Houston, Texas 77002

Attention:	Rose Salvacion
Telephone No.:	(713) 750-2501
Facsimile No.:	(713) 427-6307
JPMorgan Chase Bank, N.A., as Administrative Agent
Global Oil & Gas Group
712 Main Street, 12th Floor
Houston, Texas 77002

Attention:	Peter Licalzi
Telephone:	713-216-8869
Facsimile:	713-216-4117
NOBLE ENERGY, INC.
Gentlemen and Ladies:
     This Continuation/Conversion Notice is delivered to you pursuant to Section 2.6 of the Amended and Restated Credit Agreement, dated as of November 30, 2006 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     The Borrower hereby requests that on                     , 200___,
     (1) $                     of the presently outstanding principal amount of the Loans originally made on                     , 200___ [and $                     of the presently outstanding principal amount of the Loans originally made on                     , 200___],
     (2) and all presently being maintained as [Base Rate Loans] [Eurodollar Loans],
     (3) be [converted into] [continued as],
     (4) [Eurodollar Loans having an Interest Period of            months] [Base Rate Loans].
Exhibit 2.6 — Page 1

The Borrower hereby:
     (a) certifies and warrants that no Default or Event of Default has occurred and is continuing; and
     (b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.
Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.
     The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this ___ day of                     , 200___.

NOBLE ENERGY, INC.

By
Name:
Title:
Exhibit 2.6 — Page 2

EXHIBIT 2.8
[FORM OF]
NOTE

$	November 30, 2006
     FOR VALUE RECEIVED, the undersigned, NOBLE ENERGY, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of                                                              (the “Lender”) on the Maturity Date the principal sum of                                                              AND ___/100 DOLLARS ($                    ) or, if less, the aggregate unpaid principal amount of all Obligations shown on the schedule attached hereto (and any continuation thereof, provided, however, that the failure to make such notations shall not limit or otherwise affect the obligations of the Borrower under this Note or the Credit Agreement (as herein defined)), in either case made by the Lender pursuant to that certain Amended and Restated Credit Agreement, dated as of November 30, 2006 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Borrower, the Lenders party thereto (including the Lender), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), and the other agents party thereto.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.
     This Note (the “Note”) evidences Indebtedness incurred under the Credit Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

NOBLE ENERGY, INC.

By:
Name:
Title:
Exhibit 2.8 — Page 1

LOANS AND PRINCIPAL PAYMENTS

		Interest	Amount of	Unpaid
	Amount of	Period (if	Principal	Principal		Notation
Date	Loan Made	Applicable)	Repaid	Balance	Total	Made By

Exhibit 2.8 — Page 2

EXHIBIT 2.9
NOTICE OF COMMITMENT INCREASE
JPMorgan Chase Bank, N.A., as Administrative Agent
Agency Services
1111 Fannin Street, 10th Floor
Houston, Texas 77002

Attention:	Rose Salvacion
Telephone No.:	(713) 750-2501
Facsimile No.:	(713) 427-6307
JPMorgan Chase Bank, N.A., as Administrative Agent
Global Oil & Gas Group
712 Main Street, 12th Floor
Houston, Texas 77002

Attention:	Peter Licalzi
Telephone:	713-216-8869
Facsimile:	713-216-4117
NOBLE ENERGY, INC.
Gentlemen and Ladies:
     This Notice of Commitment Increase is delivered to you pursuant to Section 2.9 of the Amended and Restated Credit Agreement, dated as of November 30, 2006 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     Please be advised that Borrower hereby requests an increase effective                     , 20___1 in the aggregate Commitments under the Credit Agreement from $                     to $                    .2
      [CI Lender] has agreed [Language for existing Lender] [to increase effective                     , 20___ its Commitment under the Credit Agreement from $                     to $                     and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents] [Language for new Lender] [effective                     , 20___ (a) to become a Lender under the Credit Agreement with a Commitment of $                     and

[1]	Such date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase (unless an earlier date is otherwise agreed to by the Borrower, any applicable Lender or CI Lender, and the Administrative Agent).

[2]	After giving effect to the requested Commitment Increase, the total amount of the Commitments shall not exceed $3,000,000,000.
Exhibit 2.9 — Page 1

(b) that it shall be deemed to be a party in all respects to the Credit Agreement and the other Loan Documents.]
     The parties hereto have caused this Notice of Commitment Increase to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this ___ day of                     , 200___.

NOBLE ENERGY, INC.

By
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Name of CI Lender]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Issuing Bank

By:
Name:
Title:

, as an Issuing Bank

By:
Name:
Title:
Exhibit 2.9 — Page 2

EXHIBIT 5.1.4
OPINION OF COUNSEL TO THE BORROWER
[see attached]
Exhibit 5.1.4 — Page 1

November 30, 2006
The Lenders and the Agents Party to the
     Amended and Restated Credit Agreement
c/o JPMorgan Chase Bank, N.A.,
      as Administrative Agent for the Lenders
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as special counsel to Noble Energy, Inc., a Delaware corporation (“Borrower”), in connection with the $2,100,000,000 Amended and Restated Credit Agreement dated as of November 30, 2006 (the “Agreement”) among Borrower, JPMorgan Chase Bank, N.A., individually and as administrative agent for the Lenders (“Agent”), certain Co-Documentation Agents, certain Co-Syndication Agents, and Lenders named therein. This opinion letter is delivered to you pursuant to Section 5.1.4 of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.
     In our capacity as counsel for Borrower, we have examined executed originals or copies of executed originals of the Agreement and the other Loan Documents that have been executed and delivered to you by Borrower today in connection with the Agreement. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of Borrower, certificates of officers of Borrower, certificates and letters of public officials, and other instruments and documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals (other than the Loan Documents), the conformity with genuine and authentic originals of all documents submitted to us as copies, and the genuineness of all signatures (other than the signatures on behalf of Borrower on the Loan Documents).
     Where facts material to the opinions hereinafter expressed were not independently established by us, we have relied upon the representations and warranties made to you by Borrower in the Loan Documents and upon written statements of and information furnished by officers of Borrower and its Subsidiaries, where we deemed such reliance appropriate under the circumstances. We have necessarily assumed the accuracy and completeness of such representations, warranties, statements and other information.
     Based on the foregoing and on the assumptions hereinafter set forth, and subject to the exceptions, limitations and qualifications hereinafter expressed, it is our opinion that:
Exhibit 5.4.1 – Page 1

The Lenders and the Agents Party to the
     Amended and Restated Credit Agreement
November 30, 2006

     1. Borrower is a corporation that is validly existing and in good standing under the laws of the State of Delaware. Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in the State of Texas.
     2. Borrower has the corporate power to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Loan Documents.
     3. The execution, delivery and performance by Borrower of the Agreement and each other Loan Document executed by it do not (i) violate the certificate of incorporation or by-laws of Borrower, (ii) violate, constitute a breach of or result in the imposition or creation of (or the obligation to impose or create) a Lien pursuant to, any of the terms or provisions of any indenture, loan agreement or other agreement to which Borrower is a party or by which Borrower or its property is bound that is filed as (or incorporated by reference as) an exhibit to Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or as an exhibit to Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, (iii) violate any applicable statute, rule or regulation of any governmental body of the United States of America or the State of Texas, or (iv) to the knowledge of the undersigned, any court decree or order binding upon Borrower.
     4. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body pursuant to any law or any rule or order of general application is required for the due execution, delivery or performance by Borrower of any Loan Document to which it is a party.
     5. Neither Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     6. Each of the Loan Documents to which Borrower is a party has been duly executed and delivered by Borrower. The Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium, or other similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     7. To the knowledge of the undersigned, there is no pending legal action against Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which purports to affect the enforceability of, or the rights and remedies of Agent and the Lenders under, the Agreement or any other Loan Document.
Exhibit 5.4.1 – Page 2

The Lenders and the Agents Party to the
     Amended and Restated Credit Agreement
November 30, 2006

     The opinions expressed above are based in part upon the assumptions, and are subject to the exceptions, limitations and qualifications, set forth below:
     (a) Whenever any opinion expressed herein with respect to any matter is qualified by the phrase “to the knowledge of the undersigned,” such phrase (A) indicates that (i) no information has come to the attention of any attorney of this firm who has devoted substantive attention to the transactions contemplated in the Agreement that has given any such person actual knowledge concerning such matter different from that expressed in such opinion; (ii) except as otherwise stated herein, we have not undertaken any independent investigation with respect to such matter but have relied on representations made by Borrower in the Loan Documents and on information otherwise provided to us by it; and (iii) no inference that any such person has actual knowledge concerning such matters should be drawn from the fact of our representation of Borrower and its Subsidiaries or our expression of such opinion; and (B) does not encompass the actual knowledge of any attorney of this firm who obtained such knowledge in his capacity as a director of Borrower.
     (b) Except as expressly set forth herein, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in or in connection with the Loan Documents, or otherwise.
     (c) We express no opinion herein with respect to the laws of any jurisdiction other than the State of Texas and the United States of America, except insofar as the matters covered by the foregoing opinions may involve or be governed by or construed under the General Corporation Law of the State of Delaware. Our opinion regarding the General Corporation Law of the State of Delaware is confined to our reading thereof without application of judicial or administration interpretations thereof.
     (d) In rendering certain of the opinions expressed above, we have assumed that each of the Agents and Lenders (i) are duly authorized to execute and deliver (or accept), and have duly executed and delivered (or accepted), the Loan Documents required to be executed and delivered (or accepted) by it and (ii) each Lender will fund the Loans to the extent required to be funded by it under the Agreement.
     (e) We express no opinion concerning (i) any right of any Agent or any Lender or any other person to be indemnified against (or released from the consequences of) its own negligence, strict liability, recklessness, unlawful conduct, fraud, illegality or willful misconduct; (ii) the enforceability of any obligations of any party other than Borrower; (iii) the effectiveness or enforceability of provisions restricting access to courts or to legal or equitable remedies or purporting to affect jurisdiction or venue; or (iv) the effectiveness or enforceability of any waiver of the right to trial by jury or any rights or benefits that cannot be waived under applicable law.
Exhibit 5.4.1 – Page 3

The Lenders and the Agents Party to the
     Amended and Restated Credit Agreement
November 30, 2006

     (f) For purposes of this opinion, we have assumed that the Borrower is, and in connection with each incurrence of Indebtedness under the Agreement will be, in compliance with the covenants contained in Sections 7.2.3(a) and (b) of the Agreement.
     (g) With respect to our opinion in Paragraph 1, we have relied exclusively upon the following certificates of public officials: (i) a certificate of the Secretary of State of the State of Delaware dated as of November 22, 2006, (ii) a certificate of the Secretary of State of the State of Texas dated as of November 22, 2006, and (iii) a certificate of the Comptroller of the State of Texas dated as of November 22, 2006.
     This opinion letter is to be limited in its use to reliance by you in consummating the Agreement. No other person or entity (other than the Lenders and the Assignee Lenders) may rely or claim reliance on any opinion expressed herein except with our express written consent. We assume no obligation to supplement this opinion if, after the date hereof, any applicable law changes or we become aware of any facts that might change the opinions set forth herein.
Respectfully submitted,
Exhibit 5.4.1 – Page 4

EXHIBIT 10.10
[Form of]
LENDER ASSIGNMENT AGREEMENT
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of November 30, 2006 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Terms defined in the Credit Agreement are used herein with the same meanings, receipt of which is acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Lender Assignment Agreement as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions contained in Annex 1 hereto and the terms and conditions of Section 10.10 of the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and every other Loan Document to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b), collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Lender Assignment Agreement, without representation or warranty by the Assignor.
     THIS LENDER ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(1) Legal Name of Assignor:

Exhibit 10.10 — Page 1

(2) Legal Name of Assignee:
[and is a Lender/Lender Affiliate of [identify Lender]][1]

(3) Assignee’s Address for Notices:

(4) Borrower:	Noble Energy, Inc., a Delaware corporation

(5) Assigned Interest:

Aggregate Amount of	Principal Amount of
Commitment/Loans for	Commitment/Loans	Percentage Assigned of
all Lenders	Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

[1]	Select as applicable.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit 10.10 — Page 2

Effective Date:                      ___, 200___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFORE.]
The terms set forth in this Lender Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

NOBLE ENERGY, INC.

By
Name:
Title:
Exhibit 10.10 — Page 3

ANNEX 1 to Lender Assignment Agreement
STANDARD TERMS AND CONDITIONS FOR
LENDER ASSIGNMENT AGREEMENT
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by such Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of Borrower or any of its Subsidiaries or Affiliates, or any other Person obligated with respect to the Credit Agreement or any other Loan Document or (iv) the performance or observance by Borrower or any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.
1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements under the Credit Agreement with respect to the transactions contemplated hereby (subject to receipt of such consents as may be required under the Credit Agreement), (iii) subject to acceptance and recording hereof pursuant to Section 10.10 of the Credit Agreement, from and after the Effective Date, it shall be party to the Credit Agreement and to the other Loan Documents and be bound by the provisions of the Credit Agreement as a Lender thereunder and to the other Loan Documents and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 7.1.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
Exhibit 10.10 — Page 4

3. General Provisions. This Lender Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Lender Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Assignment Agreement.
Exhibit 10.10 — Page 5

-i-

(Continued)
-ii-

(Continued)
-iii-

SCHEDULES AND EXHIBITS

SCHEDULE I	—	Disclosure Schedule
SCHEDULE II	—	Schedule of Commitments
SCHEDULE III	—	Issued Letters of Credit
SCHEDULE 6.8	—	Subsidiaries
SCHEDULE 7.2.2	—	Existing Liens

EXHIBIT 2.5	—	Form of Borrowing Request
EXHIBIT 2.6	—	Form of Continuation/Conversion Notice
EXHIBIT 2.8	—	Form of Note
EXHIBIT 2.9	—	Notice of Commitment Increase
EXHIBIT 5.1.4	—	Form of Opinion of Counsel
EXHIBIT 10.10	—	Form of Lender Assignment Agreement

-iv-